Exhibit (i)





October 6, 2006


Market Vectors ETF Trust
99 Park Avenue, 8th Floor
New York, New York  10016


Re: Opinion of Counsel regarding Post-Effective Amendment No. 2 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File Nos. 333-123257; 811-10325)


Dear Ladies and Gentlemen:

We have acted as counsel to Market Vectors ETF Trust (the "Fund"), in connection with the above-referenced Registration Statement (as amended, the "Registration Statement"), which relates to the shares of beneficial interest of the Market Vectors--Environmental Services ETF, Market Vectors--Gold Miners ETF and Market Vectors--Steel ETF, $0.001 par value (collectively, the "Shares"). This opinion is being delivered to you in connection with the Fund's filing of Post-Effective Amendment No. 2 to the Registration Statement (the "Amendment") to be filed with the Securities and Exchange Commission pursuant to Rule 485(b) of the Securities Act of 1933, as amended (the "1933 Act"), and Amendment No. 6 pursuant to the Investment Company Act of 1940, as amended, in connection with the effectiveness of the Market Vectors--Environmental Services ETF, Market Vectors--Gold Miners ETF and Market Vectors--Steel ETF. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. We have reviewed the Fund's Declaration of Trust, as amended, and such other documents and matters as we have deemed necessary to enable us to render this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to the Amendment, when effective, will have been duly authorized and, when sold in accordance with the terms of the Amendment and the requirements of applicable federal and state law and delivered by the Fund against receipt of the net asset value of the Shares, will have been legally issued, fully paid and non-assessable by the Fund (except for the potential liability of shareholders described in the Fund's current Statement of Additional Information under the caption "Capital Stock and Shareholder Reports").

We are attorneys licensed to practice only in the State of New York. The foregoing opinion is limited to the Federal laws of the United States and the Delaware Statutory Trust Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Market Vectors ETF Trust
October 6, 2006
Page 2

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings "General Information" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information, each forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                                     Very truly yours,

                                                     /s/ Clifford Chance US LLP
                                                     --------------------------
                                                     Clifford Chance US LLP